Exhibit 99.3

For Immediate Release
Environmental Elements Corporation EEC	Contact: Lawrence Rychlak Chief Financial Officer 410-368-7007 news release

3700 Koppers Street, Baltimore, Maryland 21227	TEL 410-368-7000	FAX 410-368-6721	WEB www.eec1.com

Environmental Elements Initiates Restructuring Plan in Response to Lowered Revenues

BALTIMORE, July 18, 2003 – Environmental Elements Corporation (AMEX:EEC) today announced that it began to implement a restructuring plan in order to respond to lowered demand for its large, custom designed and engineered products and to continue its focus on the service, maintenance and rebuild work that it performs for its customers. The Company indicated that numerous positions are being consolidated and/or eliminated resulting in a reduction in staff of twenty people. The costs of this restructuring are expected to be accrued and paid within the quarter ending September 30, 2003 and will result in a charge of approximately $140,000 for severance and other costs.

Also on July 18, 2003, John L. Sams, President and Chief Executive Officer and a member of the Company’s Board of Directors, resigned from the Company effective immediately. Lawrence Rychlak, currently the Senior Vice President and Chief Financial Officer, was named the interim President, replacing Mr. Sams.

The Company said that it is responding to the changing marketplace for its goods and services in several ways. In addition to the greater emphasis on its service and maintenance business and the resulting reduction in force, it is continuing to explore its strategic alternatives with the assistance of the investment banking arm of Legg Mason Wood Walker and is in negotiations with its bank to restructure its debt.

Environmental Elements Corporation is a solutions-oriented, global provider of innovative technology for plant services, air pollution control equipment and complementary products. The Company serves a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries.

Certain of the statements included in this news release are forward-looking statements. These statements involve risks and uncertainties that could cause the actual results to differ from those expressed in or implied by such statements. These factors include the loss of bookings, increased competition, changes in environmental regulations, and other factors. Information on factors that could affect the Company’s financial results is set forth in the Company’s filings with the Securities and Exchange Commission, including reports filed on Form 10-K.

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